EXHIBIT 99.1

FOR IMMEDIATE RELEASE Advanced Medical Optics, Inc., Santa Ana Contact: Vince Scullin, 714/247-8344 vince.scullin@amo-inc.com	Logo of Advanced Medical Optics, Inc.

Advanced Medical Optics, Inc. Announces Amendment of Senior Credit Facility

(SANTA ANA, CA), June 18, 2003—Advanced Medical Optics, Inc. [NYSE:AVO] (AMO), today announced that it has amended its $135 million senior credit facility to provide for a $100 million senior revolving credit facility maturing on June 30, 2007. AMO entered into the senior credit facility in June 2002 in connection with its spin-off from Allergan, Inc. The original facility consisted of a $100 million term loan maturing on June 30, 2008 and a $35 million revolving credit facility maturing on June 30, 2007. At March 28, 2003, $50 million was outstanding under the term loan. Subsequently, AMO repaid an additional $25 million. In connection with the amendment, AMO repaid the remaining $25 million with a combination of cash on hand and $10 million of borrowings under the senior credit facility. As a result of the early repayment of the term loan, AMO will incur a non-cash charge of approximately $2.8 million after tax in the second quarter.

About Advanced Medical Optics

Advanced Medical Optics, Inc. (AMO) is a global leader in the development, manufacturing and marketing of ophthalmic surgical and eye care products. The Company focuses on developing a broad suite of innovative technologies and devices to address a wide range of eye disorders. Products in the ophthalmic surgical line include foldable intraocular lenses, phacoemulsification systems, viscoelastics and related products used in cataract surgery, and microkeratomes used in LASIK procedures for refractive error correction. AMO owns or has the rights to such well-known ophthalmic surgical product brands as PhacoFlex®, Clariflex®, Array® and Sensar® foldable intraocular lenses, the Sovereign® phacoemulsification system and the Amadeus(TM) microkeratome. Products in the eye care line include disinfecting solutions, daily cleaners, enzymatic cleaners and lens rewetting drops. Among the well-known eye care product brands the Company possesses are COMPLETE®, COMPLETE® Blink-N-Clean®, Consept®F, Consept® 1 Step, Oxysept® 1 Step, Ultracare®, Ultrazyme®, Total Care® and blink(TM). Amadeus is a licensed product of, and a trademark of, SIS, Ltd.

Advanced Medical Optics, Inc. is based in Santa Ana, California, and employs approximately 2,000 worldwide. The Company has operations in about 20 countries and markets products in approximately 60 countries. For more information, visit the Company’s web site at www.amo-inc.com or you can contact the AMO Investor Relations Department by calling 714/247-8348.